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                                                                   Exhibit 10.23
August 30, 2004

Lawrence E. Bloch
701 South Howard Avenue
Suite 106-389
Tampa, Florida  33606

Dear Larry:

I would like to formally offer you the position of Chief Financial Officer and Chief Business Officer at NitroMed reporting to the President and Chief Executive Officer.

The terms of this offer are as follows:

Responsibilities:          You will be responsible for all finance, business
                           development, information technology, facilities and investor relations & public relations functions of the Company.

Base Salary:               $265,000 per year paid in 24 equal payments to be
                           reviewed annually.

Stock: You will be offered an option to purchase 150,000 shares of common stock in the Company. The price at which the stock closes on your start date will be the exercise price of these options. You will be offered an additional 60,000 options by year-end. These options will vest over four years in equal installments as long as you remain in the employ of the Company. This four year vesting schedule will be accelerated for these and all your options and any other stock awards granted to you, if any, should there be a change in control of the Company effective immediately prior to the effectiveness of the agreement for the change in control. For this purpose, a change of control shall mean a transaction (or a series of related transactions) resulting in
                           (1) a sale of all of the stock or substantially all of the assets of the Company or (2) a corporate merger, reorganization or consolidation of the Company as a result of which the stockholders of the Company prior to the transaction or transactions do not own a majority of the stock of the successor or surviving entity.

Performance Bonus:         You may be entitled to receive a bonus under the
                           NitroMed bonus plan, which is discretionary and based on milestones to be determined and mutually agreed upon by the Chief Executive Officer and you. You will be entitled to receive a minimum guaranteed first year bonus of 25% that will be prorated for the months remaining between your date of hire and December 31, 2004. Such bonus may be subject to an upward adjustment in 2005, depending on performance.

Group Benefits:            You will receive comprehensive group health,
                           disability, accident and life insurance benefits or such comparable benefits and protections the Company is able to reasonably obtain from another plan. You will be entitled to participate in and enjoy the benefits of NitroMed's 401K retirement plan as well as any other retirement and pension plan or plans

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                           if and when instituted by the Company for the benefit
                           of its employees generally.

Leave: You will be entitled to illness days consistent with the Company's standard policy and 20 vacation days per calendar year.

Relocation:                Subject to your continued employment the Company will
                           reimburse you for moving your household contents, from your Florida residence. You will have 12 months to exercise this relocation benefit. You will also be entitled to six months of temporary housing reimbursable at $3,000 per month. At your request, the Company will pay directly all of the relocation and temporary housing expenses for you.

Severance:                 You will be provided twelve months of your base
                           salary as a severance benefit if you are terminated for reasons other than for "cause." Solely for this purpose, the term "cause" shall mean any one of the following intentional acts or omissions by you: (1) embezzlement or other material misappropriation of property of the Company, a breach of the Company's assignment of invention, non-disclosure, and non-compete agreements, or another willful act of misconduct with the intent to harm the Company or its employees, directors, shareholders, or agents; or
                           (2) the willful failure to perform your duties or adhere to the policies of the Company that is not corrected after you have been provided 30 days' written notice by the Chief Executive Officer of the Company to correct such failure.

Outside Activities:        You will be encouraged to serve on up to two outside
                           boards, provided such service does not interfere with your NitroMed duties.

Agreements:                As a condition of employment, you will be required to
                           sign the Company's assignment of invention, non-disclosure, and non-compete agreements.

The commencement date for this position is September 13, 2004. Please sign a copy of this letter and return it as acceptance of this offer by September 2, 2004.

Larry, we look forward to working with you at NitroMed. It is my wish that this position allows you to participate in the success of NitroMed and will both enrich and enhance your career experience.

Sincerely,

/s/ Michael D. Loberg
---------------------
Michael D. Loberg

                              Agreed and Accepted:


                              /s/ Lawrence E. Bloch
                              ---------------------
                              Lawrence E. Bloch

                              Dated: August 30, 2004